THE SHARES OF COMMON STOCK UNDERLYING THIS CONVERTIBLE NOTE AND THE CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXISTS.

Issue Date: November 20, 2025

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, APPlife Digital Solutions, Inc. (the “Company”), a Nevada corporation, hereby promises to pay to the order of C/M Capital Master Fund LP, or its permitted assigns (collectively, the “Holder”), the principal sum of $225,000 on the date that is the nine month anniversary of the Issue Date (the “Maturity Date”), together with all accrued and unpaid interest thereon.  Payments shall be made in lawful money of the United States.  This Convertible Promissory Note (this “Note”) is being issued in connection with that certain Equity Line of Credit Agreement entered into between the Company and the Holder.

1.Conversion

(a)Conversion Price.  At any time prior to the earlier of (i) the Maturity Date or (ii) payment in full of this Convertible Promissory Note (this “Note”), the Holder shall have the right, but not the obligation, to convert all or any portion of the outstanding principal and accrued interest of this Note into fully paid and non-assessable shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), at a conversion price equal to $0.01 per share (the “Conversion Price”).The Conversion Price shall be subject to adjustment in the event of stock splits and similar events in accordance with Section 3 of this Note.

(b)Mechanics of Conversion.  The issuance of certificates for shares of Common Stock upon conversion of this Note, if any, shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  Upon receipt of written notice of conversion, the Company shall issue the shares of Common Stock within two business days. If the Company fails to issue such shares within two business days, the Company shall pay to Holder liquidated damages equal to 1% of the conversion amount for each business day of delay, up to a maximum of 10% of the conversion amount. In the event less than all of the outstanding principal and accrued interest of this Note is converted, the Company shall, within three business days, issue to the Holder a new Note in substantially the same form as this Note representing the unconverted outstanding principal balance and accrued but unpaid interest thereon.

2. Interest.  Interest shall accrue to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 8% per annum, calculated on the basis of a 365-day year and shall accrue daily commencing on the Issue Date until payment in full of the outstanding principal (or conversion, if applicable), together with all accrued and unpaid interest has been made. Following an Event of Default, regardless of whether such Event of Default has been cured or remains ongoing, interest shall accrue at the lesser of (i) the rate of 18% per annum, or (ii) the maximum amount permitted by law.

3.Anti-Dilution Protection.

(a)In the event, prior to the payment of this Note, the Company shall issue any of its shares of common stock as a stock dividend or shall subdivide the number of outstanding shares of common stock into a greater number of shares, then, in either of such events, the Conversion Price shall be decreased and the shares obtainable pursuant to conversion of this Note shall be increased proportionately; and, conversely, in the event that the Company shall reduce the number of outstanding shares of common stock by combining such shares into a smaller number of shares, then, in such event, the Conversion Price shall be increased and the number of shares of common stock obtainable pursuant to the conversion of this Note shall be decreased  proportionately.  Any dividend paid or distributed upon the common stock in shares of any other class of capital stock of the Company or securities convertible into shares of common stock shall be treated as a dividend paid in common stock to the extent that the shares of common stock are issuable upon the conversion of the Note.  If the Company shall pay a dividend consisting of the securities of any other entity or in cash or other property, upon conversion of this Note, the Holder shall receive the securities, cash, or property which the Holder would have been entitled to if the Holder had converted this Note immediately prior to the record date of such dividend.

(b)In the event, prior to the payment in full of this Note, the Company shall be recapitalized by reclassifying its outstanding common stock (other than into shares of common stock with a different par value, or by changing its outstanding shares of common stock to shares without par value), or in the event the Company or a successor corporation, partnership, limited liability company or other entity (any of which is defined as a “Corporation”) shall consolidate or merge with or convey all or substantially all of its, or of any successor Corporation’s property and assets to any other Corporation or Corporations (any such other Corporation being included within the meaning of the term “successor Corporation” used in the context of any consolidation or merger of any other Corporation with, or the sale of all or substantially all of the property of any such other Corporation to, another Corporation or Corporations), or in the event of any other material change in the capital structure of the Company or of any successor Corporation by reason of any reclassification, reorganization, recapitalization, consolidation, merger, conveyance or otherwise, then, as a condition of any such reclassification, reorganization, recapitalization, consolidation, merger or conveyance, a prompt, proportionate, equitable, lawful and adequate provision shall be made whereby the Holder of this Note shall thereafter have the right to convert, upon the basis and the terms and conditions specified in this Note, in lieu of the securities of the Company theretofore convertible upon the conversion of this Note, such shares, securities or assets as may be issued or payable with respect to or in exchange for the number of securities of the Company theretofore obtainable upon conversion of this Note as provided above had such reclassification, reorganization, recapitalization, consolidation, merger or conveyance not taken place; and in any such event, the rights of the Holder of this Note to any adjustment in the number of shares of common stock obtainable upon conversion of this Note, as provided, shall continue and be preserved in respect of any shares, securities or assets which the Holder becomes entitled to obtain. Notwithstanding anything herein to the contrary, this Section 3(b) shall not apply to a merger with a subsidiary provided the Company is the continuing Corporation and provided further such merger does not result in any reclassification, capital reorganization or other change of the securities issuable under this Note.  The foregoing provisions of this Section 3(b) shall apply to successive reclassification, capital reorganizations and changes of securities and to successive consolidation, mergers, sales or conveyances.

(c) In the event the Company, at any time while this Note shall remain outstanding, shall sell all or substantially all of its assets, or dissolves, liquidates, or winds up its affairs, prompt, proportionate, equitable, lawful and adequate provision shall be made as part of the terms of any such sale, dissolution, liquidation, or winding up such that the Holder of this Note may thereafter receive, upon exercise hereof, in lieu of the securities of the Company which it would have been entitled to receive, the same kind and amount of any shares, securities or assets as may be issuable, distributable or payable  upon any such sale, dissolution, liquidation or winding up with respect to each common share of the Company; provided, however, that in the event of any such sale, dissolution, liquidation or winding up, the right to convert this Note shall terminate on a date fixed by the Company, such date so fixed to be not earlier than 6:00 p.m., New York time, on the 30th day after the date on which notice of such termination of the right to convert this Note has been given by mail to the Holder of this Note at such Holder’s address as it appears on the books of the Company.

(d)If, at any time that this Note or any amounts accrued and payable hereunder remain outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock entitling the holder thereof to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect (such lower price, the “Base Conversion Price” and each such issuance or announcement a “Dilutive Issuance”), then the Conversion Price shall be immediately reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock is issued. The Company shall provide written notice to Holder of any Dilutive Issuance within two business days of such issuance or announcement, including details of the transaction and the adjusted Conversion Price.

4.Event of Default.  In the event the Company shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, custodian, trustee or other similar official for it or for all or any substantial part of its assets; or there shall be commenced against the Company, any case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbounded for a period of 30 days; or there shall be commenced against the Company, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 10 days from the entry thereof; or the Company shall make an assignment for the benefit of creditors; or the Company shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or the Company shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing; or any of the following events occurs: the Company fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of 10 days after the due date; then, or any time thereafter during the continuance of any of such events, the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any, shall be and become immediately due and payable without notice of demand by the Holder.

5.Miscellaneous.

(a)All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest.

(b)This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, or discharge is sought with such agreement being effective and binding only upon attachment hereto.

(c)All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  The Holder and the Company agree that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall only be commenced in the state and federal courts located in New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection with the sale of the Note and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, or such courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

(d)In the event that there is any controversy or claim arising out of or relating to this Note, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

(e)Upon any endorsement, assignment, or other transfer of this Note by the Holder or by operation of law, the term “Holder,” as used herein, shall mean such endorsee, assignee, or other transferee or successor to the Holder, then becoming the holder of this Note.  This Note shall inure to the benefit of the Holder and its successors and assigns and shall be binding upon the undersigned and their successors and assigns.  The term “Company” as used herein, shall include the respective successors and assigns of the Company and any other obligor.

(f) In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note, and any surplus thereafter shall immediately be refunded to the Company.

(g)All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the Note in person, by email, by FedEx, or similar receipted next business day delivery, as follows:

If to the Company:	APPlife Digital Solutions, Inc., Inc. Attention: Chief Executive Officer Email: michael@applifedig.com with a copy to (that shall not constitute notice):

If to Holder:	C/M Capital Master Fund LP Email: thomas@cm-funds.com

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

(h)Headings.  The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the Issue Date.

APPlife Digital Solutions, Inc.

By:
Michael Hill
Chief Executive Officer